Exhibit 99.1

INNOVATIVE SOLUTIONS & SUPPORT dba INNOVATIVE AEROSYSTEMS

REPORTS FIRST QUARTER FISCAL 2026 RESULTS

Exton, PA, February 12, 2026 – Innovative Solutions & Support, Inc. (Nasdaq: ISSC) dba Innovative Aerosystems and its subsidiaries (“IA” or the "Company"), a leading provider of advanced avionic solutions for commercial, business, and military aviation markets, today announced its fiscal 2026 first quarter financial results for the three-month period ended December 31, 2025.

FIRST QUARTER FISCAL 2026 HIGHLIGHTS

(all comparisons versus the prior year period)

●	Net sales of $21.8 million, +36.5%
●	Gross profit of $11.9 million; gross margin of 54.5%
●	Net Income of $4.1 million, or $0.22 per diluted share
●	Adjusted Net Income(1) of $4.5 million, or $0.25 per diluted share
●	EBITDA(1) of $7.4 million, +171.9%
●	Adjusted EBITDA(1) of $7.4 million, +140.9%
●	Operating cash flow of $8.2 million, +343%
●	Free cash flow(1) of $7.0 million, +346%
●	Ratio of net debt to trailing twelve-month Adjusted EBITDA(1) of 0.5x as of December 31, 2025

(1) This release includes non-GAAP financial measures, including Adjusted Net Income, Adjusted Net Income Per Share, EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt. Descriptions of these measures and reconciliations of these measures to the most directly comparable GAAP financial measures are provided in the appendix of this release

MANAGEMENT COMMENTARY

“We delivered a strong start to the year, driven by significant organic growth in revenue, Adjusted EBITDA, and margins, supported by continued momentum within the commercial aviation market,” stated Shahram Askarpour, Chief Executive Officer of Innovative Aerosystems. “First quarter revenue grew 37% versus the prior-year period on increased commercial aftermarket demand and service activity, while Adjusted EBITDA grew 141%, reflecting a more favorable revenue mix and improved operating leverage.”

“We completed the integration of our F-16 component-related production into our recently expanded Exton facility during the first quarter, and we expect revenue related to this platform to scale as we move through the year,” continued Askarpour. “We continue to see strong growth opportunities for our F-16 platform and, with the insourcing of the product line assembly into our Exton facility, we expect to realize improved manufacturing efficiencies that should support improved margins from this program in fiscal 2026.

“After completing a period of elevated capital investment to support organic growth initiatives, including our Exton facility expansion, free cash flow generation increased significantly in the first quarter to $7.0 million, underscoring the increasingly cash-generative, capital-light  nature of our business model.  We ended the first quarter with a net leverage ratio of 0.5x, down from 1.8x at the end of the year-ago period, that, together with cash and availability under our credit facility of $83.3 million, provide us with significant liquidity with which to advance our strategic priorities.”

“As we look ahead to the remainder of fiscal 2026, we remain confident in the growth trajectory of our business, supported by strength within the commercial aviation market, an anticipated ramp in defense-related revenue, and growing backlog across our end-markets. Our strategy remains focused on maximizing long-term shareholder value through a balanced approach of accretive acquisitions and organic growth investments, and we remain confident in our long-term revenue target of $250 million.”

FIRST QUARTER FISCAL 2026 PERFORMANCE

First quarter revenue was $21.8 million, an increase of 36.5% compared to the same period last year, driven by growth in aftermarket products for commercial customers and higher services revenues. This performance was partially offset by lower revenue on the F-16 platform as a result of the transition of product line manufacturing to the Company’s Exton facility that was completed during the first quarter, in addition to the timing of customer shipments.

Gross profit was $11.9 million during the first quarter of 2026, an increase of 79.8% when compared to the first quarter of last year. The improvement was driven by strong revenue growth and a more favorable revenue mix within our commercial aftermarket business. First quarter 2026 gross margin was 54.5%, an increase from 41.4% during the first quarter last year.

First quarter 2026 operating expenses were $5.6 million, compared to $5.3 million in the first quarter of last year, with selling, general and administrative expense as a percentage of total revenue declining to 19.5% in the first quarter, down from 26.0% in the year-ago period due to disciplined expense management.

Net income was $4.1 million, or $0.22 per diluted share during the first quarter, compared to net income of $0.7 million, or $0.04 per share in the first quarter of last year.

Adjusted Net income was $4.5 million, or $0.25 per diluted share during the first quarter, compared to adjusted net income of $1.6 million, or $0.09 per share in the first quarter of last year.

EBITDA was $7.4 million during the first quarter, up from $2.7 million in the first quarter of last year. Adjusted EBITDA was $7.4 million during the first quarter, up from $3.1 million in the first quarter of last year, due to improved revenue mix and expense management.

New orders in the first quarter of fiscal 2026 were approximately $19 million and backlog as of December 31, 2025 was approximately $75 million. Backlog represents the value of contracts and purchase orders, less the revenue recognized to date on those contracts and purchase orders. The backlog includes committed purchases and excludes potential future sole-source production orders from products developed under the Company’s engineering development contracts programs.

BALANCE SHEET, LIQUIDITY AND FREE CASH FLOW

As of December 31, 2025, Innovative Aerosystems had total debt of $23.8 million. Cash and cash equivalents as of December 31, 2025, were $8.3 million, resulting in net debt of $15.5 million. Net debt declined $10.4 million from the year-ago period, reflecting strong operating results as well as continued disciplined financial management. As of December 31, 2025, Innovative Aerosystems had total available liquidity of $83.3 million, including cash of $8.3 million and availability of $75.0 million under its credit line.

Cash flow provided by operations was $8.2 million during the first quarter 2026, compared to $1.8 million in the first fiscal quarter last year. Capital expenditures during the first quarter fiscal 2026 were $1.1 million, versus $0.3 million in the year-ago period. As a result, free cash flow was $7.0 million during first quarter 2026 versus $1.6 million last year.

FIRST QUARTER FISCAL 2026 RESULTS CONFERENCE CALL

Innovative Aerosystems will host a conference call at 10:00 AM ET on Thursday, February 12, 2026, to discuss the Company’s fiscal 2026 first quarter results.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Company’s website at https://iascorp.com/investor-relations/events-presentation/ and a replay of the webcast will be available at the same time shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live:1-844-739-3798

International Live: 1-412-317-5714

To listen to a replay of the teleconference, which subsequently will be available through February 26, 2026:

Domestic Replay:1-844-512-2921

International Replay: 1-412-317-6671

Conference ID:10206126

NON-GAAP FINANCIAL MEASURES

EBITDA, Adjusted EBITDA, Adjusted Net Income,  Adjusted Net Income Per Share (“Adjusted EPS”), Adjusted Net Cash provided by operating activities (“free cash flow”) and net debt are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered substitutes for the GAAP measures net income (for EBITDA, Adjusted EBITDA and Adjusted Net income), net income per share (for Adjusted EPS) or net cash provided by operating activities (for free cash flow), which the Company considers to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, readers should not consider these non-GAAP financial measures in isolation or as substitutes for net income, diluted earnings per share, net cash provided by operating activities or other consolidated income statement data prepared in accordance with GAAP. Other companies in the Company’s industry may define or calculate these non-GAAP financial measures differently than the Company does, and accordingly, these measures may not be comparable to similarly titled measures used by other companies.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. The Company believes EBITDA to be relevant and useful information to its investors because it provides additional information in assessing the Company’s financial operating results. The Company’s management uses EBITDA in evaluating operating performance, ability to service debt, and ability to fund capital expenditures and pay dividends. However, EBITDA has certain limitations in that it does not reflect the impact of certain expenses on the Company’s consolidated statements of income, including interest expense, which is a necessary element of the Company’s costs because the Company has borrowed money in order to finance operations, income tax expense, which is a necessary element of costs because taxes are imposed by law, and depreciation and amortization, which are necessary elements of costs because the Company uses capital assets to generate income. EBITDA should be considered in addition to, and not as a substitute for, or superior to, operating income, net income or other measures of financial performance prepared in accordance with GAAP. Furthermore, the Company’s definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

The Company defines Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, transaction-related acquisition and integration expenses, and non-recurring items. The Company believes that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to ongoing business performance, and that the presentation of this measure enhances an investor’s understanding of its financial performance.

Adjusted EBITDA has important limitations as analytical tools. For example, Adjusted EBITDA:

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized, which assets may have to be replaced in the future;

•does not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	excludes the impact of certain cash charges resulting from matters the Company considers not to be indicative of its ongoing operations;
•	does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt; and

•excludes certain tax payments that may represent a reduction in available cash.

Adjusted Net Income and Adjusted EPS: We believe Adjusted Net Income and Adjusted EPS are important measures of our recurring operations as they exclude items that may not be indicative of our core operating results. These measures represent GAAP net income and diluted net income per share adjusted for the impact of certain items directly related to acquisitions and other non-recurring items. These adjustments include : (i) the amortization of acquired intangibles; (ii) acquisition and integration charges and other non-recurring items; and (iii) the related tax effect. We specifically exclude amortization of acquired intangibles because it is generally a fixed non-cash expense that can be significantly impacted by the timing and/or size of acquisitions and management does not use this measure to evaluate the Company’s core operating results. Although the Company excludes the amortization of acquired intangibles from Adjusted Net Income and Adjusted EPS, management believes that it is important for investors to understand that such intangible assets were recorded as part of acquisition accounting and contribute to revenue generation.

Free cash flow is calculated as net cash provided by operating activities less capital expenditures. The Company believes that free cash flow is an important financial measure for use in evaluating financial performance because it measures the Company’s ability to generate additional cash from its business operations.

Net debt is calculated as total debt, excluding debt issuance costs minus cash and cash equivalents, and Leverage Ratio is calculated as Net Debt divided by trailing 12 months Adjusted EBITDA. The Company believes that Net debt and Leverage Ratio are important financial measures for use in measuring the Company’s financial performance relative to its level of debt.

A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is set forth below.

ABOUT INNOVATIVE AEROSYSTEMS

Headquartered in Exton, Pa., Innovative Aerosystems is a U.S.-based company specializing in the engineering, manufacturing, and supply of advanced avionic solutions. Its extensive global product reach and customer base span commercial, business, and military aviation markets, catering to both airframe manufacturers and aftermarket services for fixed-wing and rotorcraft applications. IA offers cutting-edge, cost-effective solutions while maintaining legacy product lines. The company is poised to leverage its experience to create growth opportunities in next-generation navigation systems, advanced flight deck and special mission displays, precise air data instrumentation, autothrottles, flight control computers, mission computers and software based situational awareness targeting autonomous flight. Supported by a robust portfolio of patents and the highest aircraft certification standards, IA is at the forefront of meeting the aerospace industry's demand for more sophisticated and technologically advanced products. For more information, please visit us at www.iascorp.com.

FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In this press release, the words “anticipates,” “believes,” “may,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “forecasts,” “expects,” “plans,” “could,” “should,” “would,” “is likely,” “projected,” “might,” “potential,” “preliminary,” “provisionally,” references to “fiscal year 2026,” “guidance” “positioning” or “drivers” for fiscal 2026 and thereafter and “long term” or “longer-term” targets and “next phase of growth” information, and similar expressions, as they relate to the business or to its management, are intended to identify forward-looking statements, but they are not exclusive means of identifying them. All forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, statements about: future revenue; financial performance and profitability; future business opportunities; the integration of the Honeywell product lines, including statements regarding the ongoing integration; plans to grow organically through new product development and related market expansion, as well as via acquisitions; the expansion of the Exton facility; and the timing of long-term programs remaining in production and continuing to generate future sales. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the Company’s ability to efficiently integrate acquired and licensed product lines, including the Honeywell product lines, into its operations; a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; market acceptance and demand for our products and programs; and other factors that generally affect the economic and business environments in which the Company operates. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2025, as amended, and subsequent reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

IR CONTACT

Paul Bartolai or Noel Ryan

ISSC@val-adv.com

INNOVATIVE SOLUTIONS AND SUPPORT, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,	September 30,
	2025	2025

ASSETS
Current assets
Cash and cash equivalents	$8,285,185	$2,693,595
Accounts receivable	14,500,225	12,956,476
Contract assets	3,205,322	5,320,353
Inventories	28,273,798	25,802,181
Prepaid inventory	2,097,884	2,562,297
Prepaid expenses and other current assets	2,000,862	1,392,398

Total current assets	58,363,276	50,727,300

Goodwill	6,703,104	6,703,104
Intangible assets, net	22,952,864	23,582,615
Property and equipment, net	19,518,802	18,804,536
Deferred income taxes	1,688,769	2,824,132
Other assets	708,686	718,466

Total assets	$109,935,501	$103,360,153

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	$2,440,151	$2,438,802
Accounts payable	7,508,611	3,578,411
Accrued expenses	6,236,788	8,161,967
Contract liability	3,519,331	2,481,929

Total current liabilities	19,704,881	16,661,109

Long-term debt	21,089,706	21,700,005
Other liabilities	396,497	396,497

Total liabilities	41,191,084	38,757,611

Total shareholders’ equity	68,744,417	64,602,542

Total liabilities and shareholders’ equity	$109,935,501	$103,360,153

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

d
	Three Months Ended December 31,
	2025	2024
Net Sales:
Product	$13,564,131	$9,984,234
Services	8,242,952	5,984,495
Total net sales	21,807,083	15,968,729

Cost of sales:
Product	6,633,373	6,262,690
Services	3,289,440	3,095,582
Total cost of sales	9,922,813	9,358,272

Gross profit	11,884,270	6,610,457

Operating expenses:
Research and development	1,327,615	1,107,736
Selling, general and administrative	4,264,249	4,158,903
Total operating expenses	5,591,864	5,266,639

Operating income	6,292,406	1,343,818

Interest expense	(496,071)	(427,149)
Interest income	4,118	5,250
Other income	64,100	6
Income before income taxes	5,864,553	921,925

Income tax expense	1,805,490	185,733

Net income	$4,059,063	$736,192

Net income per common share:
Basic	$0.23	$0.04
Diluted	$0.22	$0.04

Weighted average shares outstanding:
Basic	17,694,152	17,514,193
Diluted	18,063,484	17,584,037

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended December 31,
	2025	2024

Net Income	$ 4,059,063	$ 736,192
Income tax expense	1,805,490	185,733
Interest expense	496,071	427,149
Depreciation and amortization	1,025,375	1,367,075
EBITDA	$ 7,385,999	$ 2,716,149
Acquisition related costs	23,304	257,550
ERTC income and other strategic initiatives	8,348	104,977
Adjusted EBITDA	$ 7,417,651	$ 3,078,676

E
	Three Months ended December 31,
	2025	2024

EBITDA Margin *	34%	17%
Adjusted EBITDA Margin **	34%	19%

* EBITDA Margin is defined as EBITDA divided by total revenue

** Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue

Reconciliation - GAAP Net Income and GAAP income per share to Adjusted Net Income and Adjusted EPS	Three Months Ended December 31,
	2025		2024
(Unaudited)	Amount	Per Share	Amount	Per Share

GAAP net income and EPS	$4,059,063	$0.22	$736,192	$0.04
Amortization of acquired Intangibles	629,751	0.04	744,276	0.04
Acquisition related costs	23,304	-	257,550	0.02
ERTC income and other strategic initiatives	8,348	-	104,977	0.00
Tax impact of adjustments*	(203,623)	(0.01)	(222,977)	(0.01)
Adjusted Net Income and Adjusted EPS*	$4,516,843	$0.25	$1,620,018	$0.09
*The blended effective tax rates were approximately 30.8% and 20.1% for the three months ended December 31, 2025 and 2024, respectively.

	Three Months Ended December 31,
	2025		2024
Weighted average shares outstanding
Basic	17,694,152		17,514,193
Diluted	18,063,484		17,584,037

Free Cash Flow
	Three Months Ended
	December 31,
	2025	2024
Operating Cash flow	$ 8,159,592	$ 1,841,458
Capital Expenditures	1,109,890	261,364
Free Cash flow	$ 7,049,702	$ 1,580,094

Net Debt
	As of December 31,
	2025	2024
Total Debt*	$ 23,750,000	$ 26,512,491
Cash	8,285,185	604,561
Net Debt*	$ 15,464,815	$ 25,907,930
* Excludes capitalized debt fees

Leverage Ratio	As of December 31,
	2025	2024
Net Debt	$ 15,464,815	$ 25,907,930
Divided by trailing twelve months Adjusted EBITDA	29,173,937	14,198,437
Leverage Ratio**	0.5x	1.8x
** Leverage Ratio is calculated as Net Debt divided by trailing 12 months Adjusted EBITDA